UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): November 28, 2012
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WEBSENSE, INC.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation)	000-30093 (Commission File Number)	51-0380839 (I.R.S. Employer Identification No.)

10240 Sorrento Valley Road San Diego, California 92121 (Address of principal executive offices) (Zip Code)

(858) 320-8000 (Registrant's telephone number, including area code)

N/A (Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On November 28, 2012, Websense, Inc. (the “Company”) and Creekside Property Holdings, LLC, a Delaware limited liability company (the “Landlord”) entered into a Ninth Amendment to Lease, effective as of November 28, 2012 (the “Amendment”). The Company and the Landlord (as successor-in-interest) are parties to a Lease dated as of April 19, 2002, as amended (the “Lease”), under which the Company leases its corporate headquarters of approximately 122,000 rentable square feet in San Diego, California. The Amendment provides that, among other things, the expiration date of the Lease will be extended from December 31, 2013 to July 31, 2018 (the “New Term”). The Company has also retained the option to further extend the Lease for an additional period of five years, which, if exercised, would commence upon the expiration of the New Term. Under the Amendment, the Company will pay, beginning on January 1, 2013, a monthly base rent of $194,757. This monthly base rent will increase yearly thereafter, up to a maximum of $225,188 beginning on January 1, 2018. For the period from January 1, 2013 through May 31, 2013, the Amendment provides for the abatement of fixed monthly rent subject to the Company's performance of all other terms and conditions of the Lease. The Amendment also provides that the Landlord shall provide the Company with a tenant modification allowance of $225,000 for certain specified modifications, subject to the Company's performance of its monetary obligations under the Lease.

The foregoing description of the Amendment contained in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits

Exhibit Number	Description
10.1	Ninth Amendment to Lease between Websense, Inc. and Creekside Property Holdings, LLC, dated November 28, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WEBSENSE, INC.

Date: November 29, 2012	By:	/s/ Michael A. Newman
Michael A. Newman
Chief Financial Officer
(principal financial accounting officer)

Exhibit Index

Exhibit Number	Description
10.1	Ninth Amendment to Lease between Websense, Inc. and Creekside Property Holdings, LLC, dated November 28, 2012